Exhibit 3.1

CERTIFICATE OF MERGER

OF

INDEPENDENCE BANCORP

INTO

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

(UNDER SECTION 252 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
Harrodsburg First Financial Bancorp, Inc.	Delaware
Independence Bancorp	Indiana

SECOND: That an Agreement and Plan of Reorganization between the parties to the merger has been approved, adopted, certified, executed and acknowledged by Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp in accordance with the requirements of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is Harrodsburg First Financial Bancorp, Inc.

FOURTH: That the Certificate of Incorporation of Harrodsburg First Financial Bancorp, Inc. is to be amended by changing Article I so that, as amended, said Article shall be read as follows: The name of the corporation is 1st Independence Financial Group, Inc. (herein “the Corporation”).

FIFTH: That the surviving corporation is a corporation of the State of Delaware.

SIXTH: That the executed Agreement and Plan of Reorganization is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 104 South Chiles Street, Harrodsburg, KY 40330-1620.

SEVENTH: That a copy of the Agreement and Plan of Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of Harrodsburg First Financial Bancorp, Inc. or Independence Bancorp.

EIGHTH: The authorized capital stock of Independence Bancorp is 5,000,000 shares of common stock, no par value per share.

NINETH: The merger between the aforesaid constituent corporations shall be effective on July 9, 2004 at 5:00 p.m., Eastern Time.

IN WITNESS WHEREOF, Harrodsburg First Financial Bancorp, Inc., has caused the Certificate to be signed and attested to by its duly authorized officers this the 1st day of July, 2004.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

By:	/s/ Arthur L. Freeman
Arthur L. Freeman
Chairman of the Board and
Chief Executive Officer

ATTEST:

/s/ Teresa Noel
Teresa Noel
Secretary